EXHIBIT 5.1

WARSHAW BURSTEIN COHEN

SCHLESINGER & KUH, LLP

555 Fifth Avenue

New York, New York 10017

Telephone: (212) 984-7700

Facsimile: (212) 972-9150

June 20, 2003

Medix Resources, Inc

420 Lexington Avenue

Suite 1830

New York, New York 10170

Gentlemen and Ladies:

You have requested our opinion, as counsel for Medix Resources, Inc., a Colorado corporation (the "Company"), in connection with the Registration Statement on Form S-3, Registration No. 333-105822 (the "Registration Statement") under the Securities Act of 1933 (the "Act"), filed by the Company with the Securities and Exchange Commission (the "Commission").

The Registration Statement relates to the offering by certain selling shareholders of up to 21,449,167 shares of the Company's common stock, $.001 par value per share (the "Common Stock") that are issuable (i) upon conversion or in payment of, or as interest on privately placed 7% Convertible Debentures Series 03 Due October 11, 2004, privately placed 7% Convertible Debentures Series 03-2 Due November 12, 2004 and privately placed Debentures Series 03-3 Due December 12, 2004; (ii) upon the exercise of warrants issued in connection with the private placements of such Debentures; (iii) upon the occurrence of certain contingencies described in the agreements with the Debentures purchasers; and (iv) upon the exercise of warrants issued to the placement agent of the Series 03-2 Debentures and the Series 03-3 Debentures in partial payment of its fee.

In the preparation of our opinion, we have examined (1) the Restated Certificate of Incorporation of the Company, (2) the By-Laws of the Company, in effect on the date hereof, (3) minutes of meetings of the Company's Board of Directors, as made available to us by executive officers of the Company, (4) a certificate from an executive officer of the Company, (5) the Registration Statement, (6) the Securities Purchase Agreements (the "Securities Purchase Agreements") and Registration Rights Agreements (the "Registration Rights Agreements") relating to the 7% Convertible Debentures Series 03, Series 03-2 and Series 03-3 (the "Debentures"), and (7) the warrants issue in connection with the Debentures (the "Warrants"). In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of all such latter documents.

Based upon such examination, we are of the opinion that the Common Stock, when issued and delivered in accordance with the terms of the Securities Purchase Agreements, the Registration Rights Agreements, the Debentures and the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of our opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Certain partners of our Firm beneficially own an aggregate of 12,105 shares of Common Stock.

Sincerely yours,

/s/ Warshaw Burstein Cohen Schlesinger & Kuh, LLC WARSHAW BURSTEIN COHEN SCHLESINGER & KUH, LLP

PBH/AAK